Exhibit 3.04

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

	Filed in the office of /s/ Dean Heller Dean Heller Secretary of State State of Nevada	Document Number 20060476310-69
Certificate of Amendment		Filing Date and Time 07/26/2006 8:34 AM
(PURSUANT TO NRS 78.385 and 78.390)		Entity Number C21959-1997

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of corporation:_________________________________________________________

CACTUS VENTURES, INC.____________________________________________________

2.

The articles have been amended as follows (provide article numbers, if available):

FOURTH. That the common stock authorized that may be issued by the corporation is FITY MILLION (50,000,000) shares of stock with a nominal or par value of .01 and no other class of stock shall be authorized. Said shares with a nominal or par value may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  90%                                     *

4.

Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5.

Officer Signature (required): /s/ Diane S. Button                                           _____________

*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected
This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2003 Revised on: 09/29/05